UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 31, 2016

Vishay Intertechnology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-7416	38-1686453
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

63 Lancaster Avenue Malvern, PA 19355-2143	19355-2143
(Address of Principal Executive Offices)	Zip Code

Registrant's telephone number, including area code 610-644-1300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 – Other Events

On March 31, 2016, pursuant to an agreement dated March 10, 2016, Vishay Intertechnology, Inc. ("Vishay" or the "Company") acquired from a holder approximately $26.2 million principal amount of the Company's floating rate exchangeable unsecured notes due 2102.  The purchase price for this privately negotiated transaction was approximately $22.6 million.  Vishay will recognize a gain on early extinguishment of debt of approximately $3.6 million in its fiscal quarter ending April 2, 2016.

The exchangeable unsecured notes were issued in 2002 in connection with an acquisition, and are subject to a put and call agreement dated December 13, 2002.  Holders may at any time put the notes to Vishay in exchange for shares of common stock; and Vishay may call the notes in exchange for cash or for shares of its common stock at any time after January 2, 2018.  Subsequent to the spin-off of Vishay Precision Group in 2010, the put/call rate of the notes is $15.39 per share of common stock.  The notes bear interest at LIBOR, payable quarterly.

The notes that Vishay repurchased from a holder had been exchangeable for 1,702,813 shares of Vishay common stock.

Following this transaction, Vishay has outstanding exchangeable unsecured notes with a principal amount of approximately $12.4 million, which are exchangeable for an aggregate of approximately 808,000 shares of Vishay common stock.

This transaction will reduce the number of shares considered in the Company's calculation of the weighted average shares outstanding used for computing diluted earnings per share, because the Company's earnings per share computation assumes that the exchangeable unsecured notes would be converted.  Because of the timing of the transaction, the impact on the weighted average shares outstanding for the first fiscal quarter of 2016 will not be significant.  See the Company's Form 8-K filed February 9, 2016 for additional discussion of factors impacting the diluted earnings per share computation.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 31, 2016

VISHAY INTERTECHNOLOGY, INC.

By:	/s/ Lori Lipcaman

Name:	Lori Lipcaman
Title:	Executive Vice President and
Chief Financial Officer